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                                                                       EXHIBIT 5


February 24, 1997



General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT   06927

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-3 being filed by General Electric Capital Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $1,000,000,000 aggregate principal amount of the Company's guarantees, letters of credit, notes and other loan obligations and other credit support obligations, and related interests therein (collectively, the "Credit Support Obligations"), to be issued from time to time. Notes and other loan obligations, and related interests therein, shall be issued under the indenture dated as of June 3, 1994 between the Company and The Chase Manhattan Bank, N.A., as Successor Trustee, as supplemented through the date hereof (the "Indenture").

In my opinion, when the issuance of the Credit Support Obligations and approval of the final terms thereof have been duly authorized by appropriate corporate action and the Credit Support Obligations have been duly executed, authenticated and delivered against payment (if any) therefor, subject to the final terms of the Credit Support Obligations being in compliance with then applicable law, the Credit Support Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (in the case of Credit Support Obligations that are notes or other loan obligations and related interests therein) will entitle the holders thereof to the benefits provided by the Indenture pursuant to which such Credit Support Obligations were issued, except in each case as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to myself under the caption "Legal Opinions" in the Registration Statement.

Very truly yours,

/s/ Bruce C. Bennett

Bruce C. Bennett